Description of Amendment to the Supplemental Executive Retirement Plan
                           adopted September 10, 1998


The Supplemental Executive Retirement Plan (SERP) was amended September 10, 1998 to provide to Company U.S. Vice Presidents and above whose careers include subsidiary service a comparable retirement benefit under the General Retirement Plan (GRP) and Benefit Equilization Plan (BEP) as if they had been a participant under those plans for their entire career. Generally, the executive's additional SERP retirement benefit will be the difference between (i) the GRP/BEP contributory benefit calculated as if the executive's total service had been recognized as contributory service under the plans (less any years the executive could have contributed to a Company sponsored retirement plan but failed to do
so), and (ii) the amount of all retirement income payable from Company sponsored retirement plans. The amendment is effective for retirements beginning October 1, 1998.